DRAFT
                                                                 11/08/95


                                                            Exhbit 4(g)









                                 GUARANTEE AGREEMENT


                                       Between


                                Alabama Power Company

                                    (as Guarantor)


                                         and


                                    Chemical Bank

                                     (as Trustee)


                                     dated as of


                                ____________ ___, 1995

                                CROSS-REFERENCE TABLE1

          Section of                         Section of
          Trust Indenture Act                Guarantee
          of 1929, as amended                Agreement

          310(a)  . . . . . . . . . . . . . . . . . . . . . . . . . 4.01(a)
          310(b)  . . . . . . . . . . . . . . . . . . . . . . 4.01(c), 2.08
          310(c)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          311(a)  . . . . . . . . . . . . . . . . . . . . . . . . . 2.02(b)
          311(b)  . . . . . . . . . . . . . . . . . . . . . . . . . 2.02(b)
          311(c)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          312(a)  . . . . . . . . . . . . . . . . . . . . . . . . . 2.02(a)
          312(b)  . . . . . . . . . . . . . . . . . . . . . . . . . 2.02(b)
          313 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.03
          314(a)  . . . . . . . . . . . . . . . . . . . . . . . . . .  2.04
          314(b)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          314(c)  . . . . . . . . . . . . . . . . . . . . . . . . . .  2.05
          314(d)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          314(e)  . . . . . . . . . . . . . . . . . . . .  1.01, 2.05, 3.02
          314(f)  . . . . . . . . . . . . . . . . . . . . . . .  2.01, 3.02
          315(a)  . . . . . . . . . . . . . . . . . . . . . . . . . 3.01(d)
          315(b)  . . . . . . . . . . . . . . . . . . . . . . . . . .  2.07
          315(c)  . . . . . . . . . . . . . . . . . . . . . . . . . .  3.01
          315(d)  . . . . . . . . . . . . . . . . . . . . . . . . . 3.01(d)
          315(e)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          316(a)  . . . . . . . . . . . . . . . . . . . . . . 5.04(i), 2.06
          316(b)  . . . . . . . . . . . . . . . . . . . . . . . . . .  5.03
          316(c)  . . . . . . . . . . . . . . . . . . . . . . . . . .  2.02
          317(a)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          317(b)  . . . . . . . . . . . . . . . . . . . . . .  Inapplicable
          318(a)  . . . . . . . . . . . . . . . . . . . . . . . . . 2.01(b)
          318(b)  . . . . . . . . . . . . . . . . . . . . . . . . . .  2.01
          318(c)  . . . . . . . . . . . . . . . . . . . . . . . . . 2.01(a)















               1This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

                                  TABLE OF CONTENTS

                                                                       Page


                                      ARTICLE I

                                     DEFINITIONS

          SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . .   1

                                      ARTICLE II

                                 TRUST INDENTURE ACT

          SECTION 2.01.  Trust Indenture Act; Application . . . . . . .   4
          SECTION 2.02.  Lists of Holders of Securities . . . . . . . .   4
          SECTION 2.03.  Reports by the Trustee . . . . . . . . . . . .   4
          SECTION 2.04.  Periodic Reports to Trustee  . . . . . . . . .   4
          SECTION 2.05.  Evidence of Compliance with Conditions
                         Precedent  . . . . . . . . . . . . . . . . . .   5
          SECTION 2.06.  Events of Default; Waiver  . . . . . . . . . .   5
          SECTION 2.07.  Event of Default; Notice . . . . . . . . . . .   5
          SECTION 2.08.  Conflicting Interests  . . . . . . . . . . . .   5

                                     ARTICLE III

                         POWERS, DUTIES AND RIGHTS OF TRUSTEE

          SECTION 3.01.  Powers and Duties of the Trustee . . . . . . .   5
          SECTION 3.02.  Certain Rights of Trustee  . . . . . . . . . .   7
          SECTION 3.03.  Compensation; Fees; Indemnity  . . . . . . . .   9

                                      ARTICLE IV

                                       TRUSTEE

          SECTION 4.01.  Trustee; Eligibility . . . . . . . . . . . . .   9
          SECTION 4.02.  Appointment, Removal and Resignation
                         of Trustee . . . . . . . . . . . . . . . . . .  10

                                      ARTICLE V

                                      GUARANTEE

          SECTION 5.01.  Guarantee  . . . . . . . . . . . . . . . . . .  11
          SECTION 5.02.  Waiver of Notice and Demand  . . . . . . . . .  11
          SECTION 5.03.  Obligations Not Affected . . . . . . . . . . .  11
          SECTION 5.04.  Rights of Holders  . . . . . . . . . . . . . .  12
          SECTION 5.05.  Guarantee of Payment . . . . . . . . . . . . .  13
          SECTION 5.06.  Subrogation  . . . . . . . . . . . . . . . . .  13
          SECTION 5.07.  Independent Obligations  . . . . . . . . . . .  13

                                      ARTICLE VI

                                    SUBORDINATION

          SECTION 6.01.  Subordination  . . . . . . . . . . . . . . . .  13

                                     ARTICLE VII

                                     TERMINATION

          SECTION 7.01.  Termination  . . . . . . . . . . . . . . . . .  13

                                     ARTICLE VIII

                                    MISCELLANEOUS

          SECTION 8.01.  Successors and Assigns . . . . . . . . . . . .  14
          SECTION 8.02.  Amendments . . . . . . . . . . . . . . . . . .  14
          SECTION 8.03.  Notices  . . . . . . . . . . . . . . . . . . .  14
          SECTION 8.04.  Benefit  . . . . . . . . . . . . . . . . . . .  15
          SECTION 8.05.  Interpretation . . . . . . . . . . . . . . . .  15
          SECTION 8.06.  Governing Law  . . . . . . . . . . . . . . . .  16

                                 GUARANTEE AGREEMENT

               This GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of __________ 1995, is executed and delivered by ALABAMA POWER COMPANY, an Alabama corporation (the "Guarantor"), and CHEMICAL BANK, a New York banking corporation, as trustee (the "Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of ALABAMA POWER CAPITAL TRUST I, a Delaware statutory business trust (the "Trust").

               WHEREAS, pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of ___________ ___, 1995 among the Trustee, the other Trustees named therein, and Alabama Power Company, as Depositor, the Trust is issuing as of the date hereof $______________ aggregate liquidation amount of its _____% Trust Preferred Securities (the "Preferred Securities") representing ownership interests in the Trust and having the terms set forth in the Trust Agreement;

               WHEREAS, the Preferred Securities will be issued by the Trust and the proceeds thereof will be used to purchase the Junior Subordinated Notes (as defined in the Trust Agreement) of the Guarantor, which will be held by the Trust as trust assets; and

               WHEREAS, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires to irrevocably and unconditionally agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the payment for Preferred Securities by each Holder thereof, which payment the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Preferred Securities.

                                      ARTICLE I

                                     DEFINITIONS

               SECTION 1.01. Definitions. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.

               "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

          For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Common Securities" means the securities representing common ownership interests in the assets of the Trust.

               "Event of Default" means a failure by the Guarantor to perform any of its payment obligations under this Guarantee Agreement.

               "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the
          Trust: (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities but if and only to the extent the Trustee has legally available funds sufficient to make such payment; (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to the Preferred Securities called for redemption by the Trust but if and only to the extent that the Trustee has legally available funds sufficient to make such payment; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds legally available therefor, and (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust (in either case, the "Liquidation Distribution").

               "Holder" shall mean any holder, as registered on the books and records of the Trust, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

               "Indenture" means the Subordinated Note Indenture dated as of ____________ ___, 1995, among the Guarantor, as Subordinated
          Note Issuer, and Chemical Bank, as trustee, as supplemented by the Supplemental Indenture dated as of __________ ___, 1995, by and between the Guarantor and Chemical Bank, as Trustee.

               "Majority in liquidation amount of Preferred Securities" means a vote by Holder(s) of Preferred Securities, voting separately as a class, of more than 50% of the liquidation amount of all Preferred Securities outstanding at the time of determination.

               "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Guarantor, and delivered to the Trustee. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

                    (a)  a statement that each officer signing          the
               Officers' Certificate has read the covenant or condition and the definitions relating thereto;

                    (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

                    (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                    (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

               "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

               "Responsible Officer" means, with respect to the Trustee, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, any senior trust officer, trust officer or assistant trust officer or any other officer of the Corporate Trust Department of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

               "Successor Trustee" means a successor Trustee possessing the qualifications to act as Trustee under Section 4.01.

               "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

               "Trustee" means Chemical Bank until a Successor Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Trustee.

                                      ARTICLE II

                                 TRUST INDENTURE ACT

               SECTION 2.01.  Trust Indenture Act; Application.

               (a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions; and

               (b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

               SECTION 2.02.  Lists of Holders of Securities.

               (a) The Guarantor shall furnish or cause to be furnished to the Trustee (a) semiannually, not later than June 1 and December 1 in each year, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders ("List of Holders") as of a date not more than 15 days prior to the time such list is furnished, and (b) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished; provided that, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Trustee by the Guarantor. The Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

               (b) The Trustee shall comply with its obligations under Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act.

               SECTION 2.03. Reports by the Trustee. Within 60 days after May 15 of each year, the Trustee shall provide to the Holders of the Preferred Securities such reports as are required by Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Trustee shall also comply with the other requirements of Section 313 of the Trust Indenture Act.

               SECTION 2.04. Periodic Reports to Trustee. The Guarantor shall provide to the Trustee such documents, reports and information as required by Section 314 (if any) in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act, and shall provide, within 120 days after the end of the Guarantor's fiscal year, the compliance certificate required by Section 314(a)(4) of the Trust Indenture Act in the form and in the manner required by such Section.

               SECTION 2.05. Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

               SECTION 2.06. Events of Default; Waiver. The Holders of a Majority in liquidation amount of Preferred Securities may, by vote, on behalf of all of the Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

               SECTION 2.07.  Event of Default; Notice.

               (a) The Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default known to the Trustee, unless such defaults have been cured before the giving of such notice, provided that the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

               (b) The Trustee shall not be deemed to have knowledge of any Event of Default unless the Trustee shall have received written notice, or a Responsible Officer charged with the administration of the Trust Agreement shall have obtained written notice, of such Event of Default.

               SECTION 2.08. Conflicting Interests. The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

                                     ARTICLE III

                         POWERS, DUTIES AND RIGHTS OF TRUSTEE

               SECTION 3.01.  Powers and Duties of the Trustee.

               (a) This Guarantee Agreement shall be held by the Trustee for the benefit of the Holders, and the Trustee shall not transfer this Guarantee Agreement to any Person except the Trustee shall assign rights hereunder to a Holder to the extent such assignment is necessary to exercise such Holder's rights pursuant to Section 5.04 or to a Successor Trustee upon acceptance by such Successor Trustee of its appointment to act as Successor Trustee. The right, title and interest of the Trustee shall automatically vest in any Successor Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Trustee.

               (b) If an Event of Default has occurred and is continuing, the Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

               (c) The Trustee, before the occurrence of any Event of Default and after the curing or waiving of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.06), the Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

               (d) No provision of this Guarantee Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                    (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                         (A) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

                         (B)  in  the absence of  bad faith on  the part of
                    the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

                    (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                    (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in liquidation amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Guarantee Agreement; and

                    (iv) no provision of this Guarantee Agreement shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

               SECTION 3.02.  Certain Rights of Trustee.

               (a)  Subject to the provisions of Section 3.01:

                    (i) the Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

                    (ii)      any  direction  or   act  of  the   Guarantor
               contemplated   by   this   Guarantee  Agreement   shall   be
               sufficiently evidenced by an Officers' Certificate;

                    (iii) whenever, in the administration of this Guarantee Agreement, the Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;

                    (iv) the Trustee may consult with counsel of its choice, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion; such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees; the Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction;

                    (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Trustee, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Trustee; provided that nothing contained in this Section 3.02(a)(v) shall be taken to relieve the Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement;

                    (vi) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

                    (vii) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the

               Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

                    (viii) whenever in the administration of this Guarantee Agreement the Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trustee (i) may request instructions from the Holders, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in acting in accordance with such instructions.

               (b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Trustee shall be construed to be a duty.

               SECTION 3.03.  Compensation; Fees; Indemnity.

               The Guarantor agrees:

               (a) to pay to the Trustee from time to time reasonable compensation for all services rendered by the Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

               (b) except as otherwise expressly provided herein, to reimburse the Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

               (c) to indemnify the Trustee for, and to hold the Trustee harmless against, any and all loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

          The provisions of this Section 3.03 shall survive the termination of this Guarantee Agreement.

                                      ARTICLE IV

                                       TRUSTEE

               SECTION 4.01.  Trustee; Eligibility.

               (a)  There shall at all times be a Trustee which shall:

                    (i)  not be an Affiliate of the Guarantor; and

                    (ii) be  a  corporation  organized and  doing  business
               under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

               (b) If at any time the Trustee shall cease to be eligible to so act under Section 4.01(a), the Trustee shall immediately resign in the manner and with the effect set out in Section 4.02(c).

               (c) If the Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act, subject to the rights of the Trustee under the penultimate paragraph thereof.

               SECTION 4.02.  Appointment,   Removal  and   Resignation  of
          Trustee.

               (a)  Subject  to   Section  4.02(b),  the  Trustee   may  be
          appointed or removed without cause at any time by the Guarantor.

               (b) The Trustee shall not be removed until a Successor Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Trustee and delivered to the Guarantor.

               (c) The Trustee appointed to office shall hold office until a Successor Trustee shall have been appointed or until its removal or resignation. The Trustee may resign from office
          (without need for prior or subsequent accounting) by an instrument in writing executed by the Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Trustee and delivered to the Guarantor and the resigning Trustee.

               (d) If no Successor Trustee shall have been appointed and accepted appointment as provided in this Section 4.02 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Trustee may petition any court of competent jurisdiction for appointment of a Successor Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Trustee.

                                      ARTICLE V

                                      GUARANTEE

               SECTION 5.01.  Guarantee.    The  Guarantor irrevocably  and
          unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Guarantor may have or assert against any person. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

               SECTION 5.02. Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               SECTION 5.03. Obligations Not Affected. The obligation of the Guarantor to make the Guarantee Payments under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust;

               (b) the extension of time for the payment by the Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Junior Subordinated Notes permitted by the Indenture);

               (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

               (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

               (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

               (f)  the   settlement  or   compromise  of   any  obligation
          guaranteed hereby or hereby incurred; or

               (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

               There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

               SECTION 5.04. Rights of Holders. The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Trustee to be held for the benefit of the Holders; (ii) the Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Trustee under this Guarantee Agreement, provided that such direction shall not be in conflict with any rule of law or with this Guarantee Agreement, and could not involve the Trustee in personal liability in circumstances where reasonable indemnity would not be adequate; and (iv) if the Trustee fails to enforce this Guarantee Agreement as above provided, any Holder may, after a period of 30 days has elapsed from such Holder's written request to the Trustee to enforce this Guarantee Agreement and provision of indemnity satisfactory to the Trustee, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Trustee or any other person or entity; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Guarantee Agreement to affect, disturb or prejudice the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Guarantee Agreement, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

               SECTION 5.05. Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication).

               SECTION 5.06. Subrogation. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts of Guarantee Payments are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

               SECTION 5.07.  Independent   Obligations.     The  Guarantor
          acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through
          (g), inclusive, of Section 5.03 hereof.

                                      ARTICLE VI

                                    SUBORDINATION

               SECTION 6.01.  Subordination.  This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank
          (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, including the Junior Subordinated Notes, except those obligations or liabilities made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference securities of any Affiliate of the Guarantor, and (iii) senior to all common stock of the Guarantor.

                                     ARTICLE VII

                                     TERMINATION

               SECTION 7.01. Termination. This Guarantee Agreement shall terminate and be of no further force and effect upon: (i) full payment of the Redemption Price of all Preferred Securities, (ii) the distribution of Junior Subordinated Notes to the Holders in exchange for all of the Preferred Securities, or (iii) upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or under this Guarantee Agreement.

                                     ARTICLE VIII

                                    MISCELLANEOUS

               SECTION 8.01. Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders then outstanding. Except in connection with a consolidation, merger, conveyance, transfer, or lease involving the Guarantor that is permitted under Article Eight of the Indenture, the Guarantor shall not assign its obligations hereunder.

               SECTION 8.02. Amendments. Except with respect to any changes which do not materially and adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than 66-2/3% in liquidation amount of all the outstanding Preferred Securities. The provisions of Article Six of the Trust Agreement concerning meetings of Holders shall apply to the giving of such approval.

               SECTION 8.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

               (a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Trustee and the Holders:

                         Alabama Power Company
                         600 North 18th Street
                         Birmingham, Alabama  35291
                         Attn:  Corporate Secretary

                         with copy to:

                         Southern Company Services, Inc.
                         64 Perimeter Center East
                         Atlanta, Georgia  30346
                         Facsimile No.: (404) 668-4496
                         Attention:     Corporate Finance Department

               (b) if given to the Trust, in care of the Trustee, or to the Trustee at the Trust's (and the Trustee's) address set forth below or such other address as the Trustee on behalf of the Trust may give notice to the Holders:

                         Alabama Power Capital Trust I
                         c/o Chemical Bank
                         450 W. 33rd Street
                         New York, New York 10001
                         Attn:  Corporate Trustee Administration Department

               (c) if given to any Holder, at the address set forth on the books and records of the Trust.

               All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

               SECTION 8.04.  Benefit.   This Guarantee Agreement is solely
          for the benefit of the Holders and, subject to Section 3.01(a), is not separately transferable from the Preferred Securities.

               SECTION 8.05. Interpretation. In this Guarantee Agreement, unless the context otherwise requires:

               (a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.01;

               (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

               (c) all references to "the Guarantee Agreement" or "this Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

               (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

               (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

               (f) a reference to the singular includes the plural and vice versa; and

               (g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

               SECTION 8.06. Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTEE AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY OTHER COURT WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. THE GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTEE AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.

               This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

               THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                   ALABAMA POWER COMPANY



                                   By:
                                   Name:
                                   Title:

                                   CHEMICAL BANK



                                   By:
                                   Name:
                                   Title:



































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